EXHIBIT 99.1

InfoSpace, Inc.

Revised Preliminary Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three months ended		Year ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues	$39,058	$34,053	$140,537	$153,800
Operating expenses:
Content and distribution	18,946	12,924	61,765	62,346
Systems and network operations	2,820	2,933	9,800	11,494
Product development	3,072	1,698	9,921	6,814
Sales and marketing	12,251	4,650	29,259	15,935
General and administrative	53,190	7,832	105,083	34,507
Depreciation	1,443	1,490	5,542	5,044
Restructuring	8,221	4,527	9,590	62,316
Other, net	—	—	(3,248)	—

Total operating expenses	99,943	36,054	227,712	198,456

Operating loss	(60,885)	(2,001)	(87,175)	(44,656)
Loss on investments, net	(2,182)	—	(2,117)	—
Other income, net	5,737	5,522	18,226	19,581

Income (loss) from continuing operations before income taxes	(57,330)	3,521	(71,066)	(25,075)
Income tax benefit (expense)	(9,347)	27,248	(19,671)	29,060

Income (loss) from continuing operations	(66,677)	30,769	(90,737)	3,985

Discontinued operations:
Loss from discontinued operations, net of taxes	(8,439)	(3,152)	(25,306)	(19,073)
Gain on sale of discontinued operations, net of taxes	130,622	—	130,622	—

Net income (loss)	$55,506	$27,617	$14,579	$(15,088)

Earnings per share - Basic
Income (loss) from continuing operations	$(2.00)	$0.98	$(2.78)	$0.13
Loss from discontinued operations	(0.25)	(0.10)	(0.77)	(0.61)
Gain on sale of discontinued operations	3.92	—	4.00	—

Net income (loss) per share – Basic	$1.67	$0.88	$0.45	$(0.48)

Weighted average shares outstanding used in computing basic net income (loss) per share	33,291	31,376	32,640	31,254

Earnings per share - Diluted
Income (loss) from continuing operations	$(2.00)	$0.93	$(2.78)	$0.12
Loss from discontinued operations	(0.25)	(0.10)	(0.77)	(0.58)
Gain on sale of discontinued operations	3.92	—	4.00	—

Net income (loss) per share – Diluted	$1.67	$0.83	$0.45	$(0.46)

Weighted average shares outstanding used in computing diluted net income (loss) per share	33,291	33,097	32,640	33,042